EXHIBIT 10.5

                                 [BBLP GRAPHIC]



                        Beiten Burkhardt Mittl & Wegener
                                  Rechtsanwalte













                                Letter of Intent


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                        Beiten Burkhardt Mittl & Wegener



                                Letter of Intent



                                     between

Bernd Tiessen,

business address:   Andernacher Strasse 53, 90411,  Nuremberg,  Federal Republic
                    of Germany,


                                       and


Wolfgang Dertwinkel,

business address:   Andernacher Strasse 53, 90411,  Nuremberg,  Federal Republic
                    of Germany,

(hereinafter jointly referred to as the "Sellers")


                                       and


Shopping Sherlock Inc.

Two Union Square, 601 Union Street, Suite 4200, Seattle, Washington 98101, United States of America,

(hereinafter referred to as the "Buyer").


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                        Beiten Burkhardt Mittl & Wegener


                                       A.

                                    Recitals
                                    --------

WHEREAS the Buyer intends to purchase from the Sellers all of their issued and outstanding equity securities of It-softdialog AG i.G. (hereinafter referred to as the "Company");

AND WHEREAS the Sellers intend to sell to the Buyer all of their issued and outstanding equity securities of the Company,

NOW THEREFORE, the contracting parties agree as follows:



                                       B.

                               General Principles
                               ------------------

It is understood between the contracting parties that they intend to base their contract negotiations on the following principles:

1.   Sale of Stock and Consideration

     1. The Sellers intend to sell to the Buyer 80% of the issued and outstanding equity securities of the Company (the "Shares") and to transfer the Shares to the Buyer.

     2. The Buyer intends to give the following consideration for the transfer of said Shares:

          - Payment of a cash amount of DM 16 million to the Sellers (the "Cash Purchase Price").


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                        Beiten Burkhardt Mittl & Wegener





3. The Cash Purchase Price shall become due and payable to the Sellers as follows:

     a) DM 8,8 million of the Cash Purchase Price shall be transferred to the Sellers, pro rata, as of the Closing Date (as defined below).

     b) DM 7,2 million of the Cash Purchase Price (the "Escrowed Funds") shall be transferred to a trustee to be appointed by mutual agreement of the contracting parties.

          - On the basis of a trust agreement to be concluded between the contracting parties, the trustee shall only release the Escrowed Funds when certain conditions have been fulfilled and will be finalized in the definitive documentation. The particulars shall be regulated in the trust agreement. The contracting parties, however, may include in the trust agreement that the release of the Escrowed Funds be subject to the following requirements:

               + DM 3,6 million of the Escrowed Funds shall be transferred on a pro-rata basis to the Sellers on the first anniversary of the Closing Date, provided Mr. Bernd Tiessen is continuously employed by the Company in his present function during that period (excluding termination by the Company without cause, with "cause" defined as the commitment of a felony); and

               + the remaining DM 3,6 million of the Escrowed Funds shall be transferred on a pro-rata basis to the Sellers on the second anniversary of the Closing Date, provided Mr. Bernd Tiessen is continuously employed by the Company in his present function during that period (excluding termination by the Company without cause).

     The trustee shall completely or partially refuse to transfer the Escrowed Funds if one of the conditions stipulated in the trust agreement should not have been ful


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                        Beiten Burkhardt Mittl & Wegener


     filled. Any further legal consequences shall be regulated by the trust agreement. The transfer of the Escrowed Funds shall also be dependent upon the continued accuracy of the representations, warranties and covenants of the Sellers as set forth in definitive documentation.

4. The contracting parties will specify further particulars and details, especially with regard to the transfer of the Shares and the Cash Purchase Price, taking into consideration the mutual interests of the parties (including, but not limited to tax-related considerations).

5. The contracting parties shall enter into definitive documentation evidencing the terms of the Letter of Intent with a closing date of no later than April 14, 2000, or such other date as may be mutually agreed upon by the contracting parties in writing (the "Closing Date").

6. In the event that definitive documentation is executed by the parties, it is understood by the parties that, at Buyer's request, the Managing Board of the Company shall include representatives of the Buyer equaling no less than 50% of the Managing Board (if an even number of members of the Managing Board is authorized) or a majority (if an odd number of members of the Managing Board is authorized). The Managing Board will be comprised of at least four members at the time that definitive documentation is entered into. The contracting parties intend that the following persons will be the initial Members of the Managing Board:

                   Philip Garrat
                   Mitchell Eggers (TBD)
                   Bernd Tiessen
                   Markus Gildner

7. Upon the Closing Date, the Buyer shall have obtained an increase in its capital stock of U.S. $8.5 million. This capital increase will have been completed at the Closing Date.

8. The Buyer further intends to increase its capital stock by an additional U.S. $5 million within 180 days after the Closing Date.



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                        Beiten Burkhardt Mittl & Wegener


II.  Representations and Warranties

1.   Standard Representations and Warranties.

     The contracting parties will make standard representations and warranties to be set forth in definitive documentation.

2.   Covenants of the Parties.

     The contracting parties will provide standard covenants to be set forth in definitive documents. From the date of this Letter of Intent to the execution of definitive documentation, each contracting party shall communicate to the other any proposed material transactions, and shall refrain from taking any action which shall be materially adverse to such contracting party.

3.   Access to Records

     Between the date of this Letter of Intent and the Closing Date, the Sellers will afford any representative of the Buyer free and full access to all premises, properties, books, accounts, and other records of the Company in order to provide the Buyer's representatives full opportunity to make whatever investigations of the Company as Buyer may desire. If any such investigation or inquiry gives the Buyer reason to believe that the Sellers may have breached any term or condition of this Letter of Intent, the Buyer will advise the Sellers so in writing and this Letter of Intent will be terminated at the option of the Buyer.

III. General Provisions

     1. The contracting parties shall act in good faith and effort in its negotiations of this Letter of Intent and the execution of definitive documentation. In addition, the contracting parties shall jointly prepare a non-binding time schedule for completion of the terms of the stock transfer

     2. In the course of the parties' discussions, the contracting parties will receive confidential documents and information that are necessary or appropriate for the negotiation of the stock transfer. Confidential documents and information within this


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                        Beiten Burkhardt Mittl & Wegener



     meaning include such data that are only accessible to a limited circle of persons and that, according to the apparent will of the party concerned, shall not be disclosed to the public.

     The contracting parties agree that these confidential documents and information are to be treated confidentially and must not be made available or accessible, whether completely or in part, to any third party. No party will make use of the documents and information received from the respective other contracting party, except for the purpose of negotiations and the execution of definitive documentation.

3. In case the contracting parties should fail to enter into definitive documentation, they will:

     -    harmonize all statements to be made; and

     - immediately return all confidential documents and other data received from the respective other contracting party and destroy any other documents, copies and other duplicated items, etc.

4. Each contracting party shall bear its own expenses, including but not limited to the costs of any outside consultants.

5. This Letter of Intent is subject to the laws of the Federal Republic of Germany. The contracting parties agree that any disputes resulting from this Letter of Intent shall be subject to the jurisdiction of the Federal Republic of Germany.

6. This Letter of Intent represents the material terms of the present state of the contract negotiations between the contracting parties. It is understood by the parties that only the regulations under Item B III. ("General Provisions") of this Letter of Intent shall have a binding effect. In case the negotiations should fail, for whatever reason, any claims for performance and/or damages that the contracting parties may have, in particular as to this Letter of Intent have (except as to "General Provisions"), shall be excluded.


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                        Beiten Burkhardt Mittl & Wegener



                                       C.

                                  Due Diligence
                                  -------------


The parties agree that each shall take all measures to obtain an accurate report of its earning position and any economic and/or legal risks. Prior to the stock transfer, the Buyer will perform a thorough legal and tax audit of the Company ("Due Diligence") to ensure no material liabilities exist in the business operations of the Company and to determine all essential legal, tax-related and operating conditions that considerably influence the Company's earning capacity and therefore might endanger the economic success of the intended transaction.

Such Due Diligence shall be completed prior to the execution of definitive documentation by the contracting parties.

SELLERS:                                       BUYER:

Nuremberg, Federal Republic of Germany         Seattle, Washington, USA
Dated: "March 8, 2000"                         Dated: "March 8, 2000"



                                               SHOPPING SHERLOCK, INC.

"Bernd Tiessen"                                By: "Philip Garratt"
------------------------------                      ---------------------------
Bernd Tiessen

                                               Its: "President"
                                                    ---------------------------


"Wolfgang Dertwinkel"
------------------------------
Wolfgang Dertwinkel